Exhibit 99.1

Contact:	David Gryska	Tim Smith
	Senior Vice President and	Director
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9951

CELGENE CORPORATION REVIEWS 2009 ACHIEVEMENTS AND ANNOUNCES 2010 FINANCIAL OUTLOOK

• Record Fourth Quarter and Full Year Results Driven By Gains in Global Market Share, Duration of Therapy and
Reimbursement Approvals

• REVLIMID®Fourth Quarter Global Net Product Sales Increased Nearly 35% Y/Y

• VIDAZA® Fourth Quarter Global Net Product Sales Increased Nearly 65% Y/Y

• Full Year Non-GAAP Diluted Earnings Per Share Increased More Than 30 % Y/Y

• Conducting 20 Phase III and Pivotal Clinical Trials

2009 Fourth Quarter Financial Results Year-Over-Year (Unaudited)

•	Non-GAAP Total Revenue Increased More Than 20 Percent to Approximately $755 Million

•	REVLIMID® Global Net Product Sales Increased Nearly 35 Percent to Approximately $495 Million

•	Global THALOMID®/Thalidomide Net Product Sales Reached Approximately $105 Million

•	VIDAZA® Global Net Product Sales Increased Approximately 65 Percent to Approximately $115 Million

• Non-GAAP Earnings Per Share Increased Nearly 45 Percent to Approximately $0.62 Per Diluted Share

2009 Full Year Financial Results Year-Over-Year (Unaudited)

•	Non-GAAP Total Revenue Increased Approximately 20 Percent to Approximately $2.67 Billion

•	REVLIMID® Global Net Product Sales Increased Nearly 30 Percent to Approximately $1.7 Billion

•	Global THALOMID®/Thalidomide Net Product Sales Reached Approximately $435 Million

•	VIDAZA® Global Net Product Sales Increased to Approximately $385 Million

•	Non-GAAP Diluted Earnings Per Share Increased More Than 30 Percent to Approximately $2.08 Per Diluted Share

Celgene Forecasts Continued Revenue and Earnings Growth in 2010

•	Total Revenue Expected to Increase Approximately 20 Percent Year-Over-Year to a Range of $3.2 to $3.3 Billion

•	REVLIMID Net Product Sales Anticipated to Increase Approximately 25 Percent Year-Over-Year to a Range of $2.1 to $2.2 Billion

•	Non-GAAP Diluted Earnings Per Share Expected to Increase Approximately 25 Percent Year-Over-Year to a Range of $2.55 to $2.60

Celgene Strategically Positioned for Long-Term Global Growth

Hematology:

•	More Than 200 Abstracts Evaluating Celgene Products Across a Range of Indications Presented at the 51st American Society of Hematology Meeting

•	First Interim Analysis of Phase III MM-015 Study Reported 50 Percent Improvement in Progression Free Survival in Newly Diagnosed Elderly Multiple Myeloma Patients Receiving Continuous REVLIMID®

•	Initial Data from Cancer and Leukemia Group B (CALGB) Phase III Study Reported Statistically Significant Improvement in Time-to-Disease Progression with Continuous REVLIMID Therapy in Patients with Multiple Myeloma Following Autologous Stem Cell Transplant

•	REVLIMID Regulatory and Reimbursement Approvals Granted in Multiple Regions, Including U.K., Canada, Australia, and Latin America

•	New Drug Application Filed with Japanese Ministry of Health, Labor and Welfare for REVLIMID in Previously Treated Multiple Myeloma and Del 5q MDS

•	REVLIMID Compendia Listed and Added to National Cancer Comprehensive Network (NCCN) Clinical Guidelines in Non-Hodgkin’s Lymphoma as a Second-Line Treatment Option for Mantle Cell Lymphoma

•	U.S. REVLIMID Label in Multiple Myeloma and Del 5q Myelodysplastic Syndromes Updated With New Starting Dose Guidelines for Patients with Renal Impairment

•	VIDAZA® Launch Completed in Majority of Key European Regions

•	VIDAZA Upgraded By NCCN to Preferred Therapy Based On Unprecedented Survival for Intermediate-2 And High-Risk Myelodysplastic Syndromes

Oncology

•	Completed Enrollment of Amrubicin Phase III Trial In Patients With Small Cell Lung Cancer; Data Expected in Mid-2010

•	Initiated Phase II Trial of ACE-011 for Treatment of Chemotherapy Induced Anemia In Metastatic Breast Cancer

•	Advanced REVLIMID Solid Tumor Program In Prostate Cancer, Renal Cell Carcinoma, Pancreatic Cancer, and Colorectal Cancer

Inflammation and Immunology

•	Apremilast Phase II Study In Psoriatic Arthritis and Phase IIb Study In Moderate-To-Severe Psoriasis Met Primary Endpoints; Phase III Studies to Start in 2010

•	Completed Phase I Proof-Of-Principle Study For Proprietary PDA-001 Placenta-Derived Stem Cells In Crohn’s Disease

•	Completed Phase Ib Multiple Dose Study of CC-930, a First-in-Class JNK Inhibitor, in Healthy Volunteers Leading to Clinical Development Programs in Serious Fibrotic Diseases

2009 Corporate Developments

•	Definitive Merger Agreement to Acquire Gloucester Pharmaceuticals Providing Celgene With Novel HDAC Inhibitor, ISTODAX® (romidepsin), for the Treatment of Cutaneous T-Cell Lymphoma; received early termination of the Hart-Scott-Rodino waiting period

•	Board of Directors Authorized the Repurchase of Up to $500 Million of Common Stock Through April 2011

SUMMIT, NJ – (January 11, 2010) – Celgene Corporation (NASDAQ: CELG) reviewed 2009 achievements and provided an outlook for 2010 at the JPMorgan 28th Annual Healthcare Conference. Preliminary 2009 unaudited results indicate that non-GAAP total revenue will increase by approximately 20 percent to approximately $2.67 billion. Non-GAAP diluted earnings per share are expected to increase more than 30% to approximately $2.08. The Company will report its 2009 full-year financial results on Thursday, January 28, 2010.

In 2010, total revenue is targeted to increase approximately 20 percent year-over-year to a range of $3.2 to $3.3 billion, and non-GAAP diluted earnings per share are targeted to increase approximately 25 percent to a range of $2.55 to $2.60.

Non-GAAP Financial Information

Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income and non-GAAP earnings per share are not, and should not be viewed as a substitute for similar GAAP items. We define non-GAAP diluted earnings per share amounts as non-GAAP net income divided by the weighted average number of diluted shares outstanding. Our definition of non-GAAP net income and non-GAAP diluted earnings per share may differ from similarly named measures used by others.

Webcast Information

A webcast of the Company’s JPMorgan 28th Annual Healthcare Conference presentation, scheduled for Monday, January 11, 2010 at 8 a.m. PT (11 a.m. ET), can be accessed by going to the Celgene website, www.celgene.com, and clicking on “Investor Relations”, and then “Webcast Event”. This event will be archived and accessible until 12 p.m. ET, January 18, 2010.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in Celgene’s filings with the Securities and Exchange Commission such as its 10-K, 10-Q and 8-K reports.

# # #